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                                                                    EXHIBIT 99.3

               ACE Limited Completes Acquisition of CAT Limited

HAMILTON, Bermuda--(BUSINESS WIRE)--April 1, 1998--ACE Limited (NYSE:ACL) announced today that it has completed the acquisition of CAT Limited. The total consideration paid in the transaction was approximately $711 million in cash, subject to certain post-closing adjustments. As previously disclosed, CAT Limited will be integrated with ACE's existing property catastrophe subsidiary, Tempest Reinsurance Company Limited. The combined property catastrophe reinsurers will operate under the Tempest Re name.

Brian Duperreault, chairman, president and chief executive officer of ACE Limited stated, "We are very pleased to have been able to close this transaction quickly and look forward to the new opportunities this acquisition brings to ACE."

The ACE group of companies provides insurance and reinsurance for a diverse group of international clients. Operating subsidiaries are based in Bermuda, the United States, the United Kingdom (Lloyd's), and the Republic of Ireland. At December 31, 1997, ACE had $2.6 billion in shareholders' equity and approximately $5.0 billion in assets.

  CONTACT: ACE Limited
        Investor Contact:
        Helen M. Wilson, 441/299-9283
        or
        Media Contact:
        Wendy Davis Johnson, 441/299-9347